Exhibit 3.52

ARTICLES OF INCORPORATION
OF
JEFFERSON CLARK, INC.

        The undersigned, being a natural person and acting as incorporator, does hereby adopt the following Articles of Incorporation (hereinafter called these "Articles") for the purpose of forming a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law (hereinafter called the "MGCL").

FIRST

        1.     The name of the incorporator is Stuart D. Logan.

        2.     The incorporator's address, including the street and number, including the county or municipal area, and including the state or country, is 1577 North Woodward Avenue, Suite 300, City of Bloomfield Hills, County of Oakland, State of Michigan 48304.

        3.     The incorporator is over 18 years old.

        4.     The incorporator is forming the corporation named in these Articles (hereinafter called the "Corporation") under the general laws of the State of Maryland, and, in particular, the MGCL.

SECOND

        The name of the Corporation is Jefferson Clark, Inc.

THIRD

        The purpose for which this corporation is formed is to engage in the ownership of real property and mortgages secured by interests in real property and in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereafter in force.

FOURTH

        The address, including street and number, and the county or municipal area, of the principal office of the Corporation within the State of Maryland, is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

FIFTH

        The name and the address, including street and number, and the county or municipal area, of the resident agent of the Corporation within the State of Maryland, is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

SIXTH

        1.     The total number of shares of stock that the Corporation has authority to issue is one thousand, each of which is of a par value of one hundred dollars and each of which is designated only as Common Stock.

        2.     The aggregate par value of all the authorized shares of stock is one hundred thousand dollars.

        3.     The board of directors of the Corporation (hereinafter called the "Board") is authorized, from time to time, to issue any additional stock or convertible securities of the Corporation without the approval of the holders of outstanding stock.

        4.     Any provisions restricting the transferability of any of Corporation stock may be set forth in the bylaws of the Corporation (hereinafter called the "Bylaws") or in any agreement or agreements duly entered into.

        5.     To the extent permitted by Section 2-104(b)(5) of the MGCL, and notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

SEVENTH

        1.     Until changed by the Bylaws, or until any such time (if ever) as the Corporation shall have more than one Shareholder, only one director shall serve on the Board.

        2.     Essel W. Bailey, Jr. shall serve as the sole member of the Board, until the first annual meeting of stockholders and until his successor is elected and qualifies.

        3.     The initial Bylaws shall be adopted by the initial members of the Board. Thereafter, the power to adopt, alter, and repeal the Bylaws shall be vested in the Board.

EIGHTH

        1.     To the fullest extent that limitations on the liability of directors and officers are permitted by the MGCL, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money or other damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

        2.     The Corporation shall indemnify and advance expenses to its directors to the fullest extent that indemnification of, and advance of expenses to, directors is permitted by the MGCL. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the MGCL.

        3.     References to the MGCL in this Article Eighth are to that law as from time to time amended.

        4.     No future amendment to these Articles shall affect any right of any person under this Article Eighth based on any event, omission or proceeding prior to such amendment.

NINTH

        The period of the existence of the Corporation is to be perpetual.

TENTH

        From time to time, any provision of these Articles may be amended, altered or repealed, and other provisions authorized by the MGCL at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and any contract rights at any time conferred upon a stockholder of the Corporation by these Articles are granted subject to this Article Tenth.

        IN WITNESS WHEREOF, I have adopted and signed these Articles and do hereby acknowledge that the adoption and signing are my act.

Dated: August 7, 1997
/s/ STUART D. LOGAN Stuart D. Logan